                                                             EXHIBIT (a)(5)(vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined herein). The Offer (as defined herein) is made solely by the Offer to Purchase, dated August 3, 2000, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Offerors (as defined herein) are not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offerors become aware of any valid state statute prohibiting the making of the Offer, the Offerors will make a good faith effort to comply with such statute. If, after such good faith effort, the Offerors cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offerors by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                            CAREY INTERNATIONAL, INC.
                                       at
                              $18.25 Net Per Share
                                       by
                            ALUWILL ACQUISITION CORP.
                                     and by
                            CAREY INTERNATIONAL, INC.

     Aluwill Acquisition Corp., a Delaware corporation ("Acquisition Company"), and Carey International, Inc., a Delaware corporation ("Carey International"), are offering to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of Carey International (the "Shares"), and the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 20, 2000, between Carey International and Computershare Trust Company, Inc., as Rights Agent, as amended on July 19, 2000, at a price of $18.25 per Share, net to the seller in cash (such amount or any greater amount per Share paid in the offer being referred to as the "Offer Price"), without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal") (which, as each may be amended and supplemented from time to time, together constitute the "Offer"). For the purposes of the Offer, Acquisition Company and Carey International are together referred to as the "Offerors." VIP Holdings, LLC, a Delaware limited liability company, VIP Holdings II, LLC, a Delaware limited liability company, VIP Holdings III, LLC, a Delaware limited liability company, Limousine Holdings, LLC, a Delaware limited liability company ("Parent"), and Acquisition Company, a wholly-owned subsidiary of Parent, are all newly formed entities which were created by Chartwell Investments II LLC to effect the transactions referred to herein. Chartwell is an advisor to, and manager of, private equity funds that invest in growth financings and buy-outs of middle market companies. Ford Motor Company, an investor in and affiliate of Parent, designs and manufactures cars, trucks and automotive components, and sells them throughout the world. Unless the context otherwise requires, all references to Shares or Common Stock shall include the associated Rights.

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

--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
               ON AUGUST 31, 2000, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer at least 5,216,072 Shares, which number of Shares constitutes a majority of the Shares outstanding (including for these purposes Shares issuable upon the exercise of Company Options (as defined in the Offer to Purchase) by persons who have not agreed to enter into Option Exercise Agreements (as defined herein) after giving effect to the cancellation of any Shares to be purchased by Carey International) and (2) Carey International and/or Acquisition Company having received or having available the proceeds from the financing contemplated by the Financing Commitment Letters (as defined in the Offer to Purchase) and the proceeds from the Capital Contribution (as defined in the Offer to Purchase), including, but not limited to, proceeds sufficient to (a) finance the purchase of the Shares that Carey International and Acquisition Company are agreeing to purchase pursuant to the Offer, (b) pay the Merger Consideration (as defined herein) pursuant to the Merger (as defined herein), (c) purchase certain securities of Carey International pursuant to the Carey Purchase Agreements (as defined herein), (d) repay outstanding indebtedness of Carey International and its subsidiaries and (e) pay the fees and expenses required to be paid in connection with the transactions contemplated by the Merger Agreement (as defined herein). The Offer is also subject to other terms and conditions described in the Offer to Purchase and in the related Letter of Transmittal.

     The purpose of the Offer, the Carey Purchase Agreements and the Merger is to enable Parent to acquire substantially all the equity interest in Carey International. As promptly as practicable following consummation of the Offer and the transactions contemplated by the Carey Purchase Agreements, and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Parent intends to acquire the remaining equity interest in Carey International not acquired by the Offerors in the Offer or through the Carey Purchase Agreements by consummating the Merger. As a result, Parent will own approximately 92.0% of the shares of common stock of the Surviving Corporation (as defined herein) and the Management Investors (as defined herein) will own approximately 8.0%.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 19, 2000 (the "Merger Agreement"), by and among Carey International, Parent, Acquisition Company and Eranja Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquisition Company ("Acquisition Company Sub"). The Merger Agreement provides that, among other things, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions contained in the Merger Agreement, Acquisition Company or Acquisition Company Sub will be merged with and into Carey International (the "Merger"), with Carey International continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Acquisition Company, Shares in the treasury of Carey International, Shares held by holders who perfect their appraisal rights in accordance with Section 262 of the Delaware General

Corporation Law, and certain Shares held by certain members of management of Carey International (the "Management Investors") will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and be converted into the right to receive an amount per share (the "Merger Consideration") equal to the Offer Price, without interest. The Merger Agreement is more fully described in "Special Factors - Section 7" of the Offer to Purchase.

     Concurrently with the execution of the Merger Agreement, and as an inducement to Acquisition Company and Parent to enter into the Merger Agreement,
(i) certain holders (the "Option Holders") of Plan Options (as defined in the Offer to Purchase) have agreed to enter into Option Exercise/Cancellation Agreements with Acquisition Company (the "Option Exercise Agreements"), pursuant to which, among other matters, the Option Holders will agree (1) to exercise all of their Plan Options immediately prior to the Effective Time and, upon the request of Acquisition Company, to sell to Acquisition Company all of the Shares issued upon such exercise (collectively, the "Option Exercise Shares") for consideration equal to the Offer Price per Share, or (2) if Acquisition Company does not so request, to exercise their Plan Options immediately prior to the Effective Time and to hold the Option Exercise Shares for conversion in the Merger into the right to receive cash and shares of the Surviving Corporation as provided in the Merger Agreement, and (ii) Carey International has granted to Acquisition Company an option pursuant to a Stock Option Agreement (the "Stock Option Agreement") to acquire from Carey International in certain circumstances a sufficient number of Shares that, when taken together with all other outstanding Shares to be acquired by Acquisition Company pursuant to the Offer and the Option Exercise Agreements (such agreements, collectively with the Stock Option Agreement, the "Carey Purchase Agreements"), constitute greater than 90% of the outstanding Shares. The Carey Purchase Agreements are more fully described in "Special Factors - Section 7" of the Offer to Purchase.

     The Board of Directors of Carey International has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, has determined that the offer and the Merger are advisable, fair to and in the best interests of Carey International's stockholders, and unanimously recommends that Carey International's stockholders accept the Offer and tender their Shares pursuant thereto.

     For purposes of the Offer, the Offerors will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the applicable Offeror gives oral or written notice to United States Trust Company of New York (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offerors and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid by the Offerors, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in "The Tender Offer - Section 3" of the Offer to Purchase, (2) the Letter of

Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) all other documents required by the Letter of Transmittal.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Offerors, and in certain circumstances Parent, have the right in their sole mutual discretion to waive any or all conditions to the Offer and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, if, by the Expiration Date (as defined herein), any or all of the conditions to the Offer have not been satisfied, the Offerors, and in certain circumstances Parent, have the right (but not the obligation) to (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive such unsatisfied conditions and purchase all Shares validly tendered or (3) extend the Offer, and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Offerors, and in certain circumstances Parent, have the right in their sole mutual discretion, at any time and from time to time, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (2) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary.

     Any extension will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Offerors may choose to make any public announcement, the Offerors will have no obligation to publish, advertise or otherwise communicate any such announcement other than issuing a release to the Dow Jones News Service or as otherwise may be required by law. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. "Expiration Date" means 5:00 P.M., New York City time, on August 31, 2000, unless and until the Offerors, in their sole discretion (but subject to the terms and conditions of the Merger Agreement) have extended the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as extended by the Offerors, will expire.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Offerors pursuant to the Offer, may also be withdrawn at any time after October 1, 2000 or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such

Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers as set forth in "The Tender Offer - Section 3" of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offerors, in their sole discretion, whose determination will be final and binding on all parties. None of the Offerors, any of their affiliates or assigns, the Depositary, D.F. King & Co., Inc., which is acting as the Information Agent for the Offer, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded without the Offerors' consent. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer - Section 3" of the Offer to Purchase.

     The information required to be disclosed by Rules 13e-4(d)(1) and 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Carey International has provided Acquisition Company with Carey International's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Offerors' expense. The Offerors will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.

                           77 Water Street, 20th Floor
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others call Toll Free: (800) 628-8510


August 3, 2000

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